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Filed pursuant to Rule 424(b)(3)
Registration No. 333-109716

PROSPECTUS SUPPLEMENT NO. 6
TO PROSPECTUS DATED MARCH 1, 2005
(AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 10, 2005, PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 17, 2005, PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 9, 2005, PROSPECTUS SUPPLEMENT NO. 4 DATED NOVEMBER 14, 2005 AND PROSPECTUS SUPPLEMENT NO.5 DATED MARCH 15, 2006)

14,560,000 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their pledgees, donees, transferees or other successors-in-interest in connection with the offer and sale of such securities.

This prospectus supplement updates and should be read in conjunction with the prospectus dated March 1, 2005 (as supplemented to date), which is to be delivered with this prospectus supplement. Such documents contain information that should be considered when making your investment decision. To the extent there is a discrepancy between the information contained herein and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “SONT.” On March 31, 2006, the closing sale price of our Common Stock on the Nasdaq Capital Market was $0.55 per share. You are urged to obtain current market quotations for the Common Stock.

Investing in our Common Stock involves a high degree of risk. See the section entitled “Factors That May Affect Future Results” of Prospectus Supplement No. 5, dated March 15, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 6 is April 3, 2006.

SELLING SHAREHOLDERS

The Selling Shareholder table located on pages 29-32 of the prospectus dated March 1, 2005 is hereby supplemented to include the additional selling shareholder set forth below. SDS Merchant Fund, LP has changed its name to SDS Capital Group SPC, Ltd. Based on information provided to us by the selling shareholder, the following table sets forth ownership and registration information regarding the shares held by the selling shareholder as of April 3, 2006, including: (1) the name of the selling shareholder, (2) the number of shares of our Common Stock beneficially owned by the selling shareholder, including the number of shares purchasable upon the exercise of Common Stock Purchase Warrants held by the selling shareholder, (3) the maximum number of shares of Common Stock which the selling shareholder can sell pursuant to this prospectus, and (4) the number and percentage of shares of Common Stock that the selling shareholder would own if it sold all its shares covered by this prospectus. The selling shareholder will receive all of the net proceeds from the sale of its shares of Common Stock offered by this prospectus. To our knowledge, the selling shareholder named in the table has sole voting and investment power with respect to its shares of Common Stock. SDS Capital Group SPC, Ltd. participated in a private placement completed by us in March 2006 and purchased 327,870 shares of Common Stock at a per share purchase price of $0.40 and received warrants to purchase up to 327,870 shares of Common Stock at an exercise price of $0.58 per share.

			Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number	Percentage
SDS Capital Group SPC, Ltd.	905,740(2)	250,000(3)	655,740(2)	2.4%

(1)
We do not know when or in what amounts the selling shareholder may dispose of the shares or interests therein. The selling shareholder may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholder.

(2)	Includes 327,870 shares that may be acquired within 60 days upon the exercise of warrants issued in 2006.
(3)	Consists of 250,000 shares that may be acquired within 60 days upon the exercise of warrants originally issued in 2003.